KENNETH F. DARROW, P.A.
                          9400 South Dadeland Boulevard
                                   Penthouse 1
                              Miami, Florida 33156

                                Engagement Letter
                                  July 12, 2000


David Bawarsky, President                                         VIA FACSIMILE
Quick Biz Media Centers                                             954-970-9515
6801 Powerline Road
Fort Lauderdale, Florida 33309

Re:      Franchise Representation

Dear David:

I am pleased that you have asked this office to perform legal services for the Quick Biz Express franchise program (the "Program"). This letter is intended to set forth the nature and scope of the legal services to be performed, the manner in which the fees for these services will be determined, and the terms upon which payment of these fees will be made, as the program is envisioned at this time.

1. Nature of Legal Services. We will render advice, consultation, and document preparation in connection with the Program. Documents will consist of a franchise agreement (the "Agreement"), Area Development Agreement (the "Area Agreement") and an Offering Circular (the "Circular").

2. Fees for Services. The services will be billed on a flat fee basis, for advice, consultation and preparation of the documents for the Program ("Basic Services"). The documents from Basic Services will permit the Program to be offered in the states subject to federal regulation (the "non- registration states"). To produce a set of documents consisting of an Agreement, an Area Agreement and Circular, the fee will be $20,000.

If the Program will be offered in those states requiring pre-sale registration of franchise offerings (California, Hawaii, Illinois, Indiana, Maryland, Minnesota, New York, North Dakota, Rhode Island, South Dakota, Virginia, Washington and Wisconsin), fee(s) will be due and payable to modify and register the documents to comply with the laws of those states prior to commencement of any modifications, ranging form $1,000.00 to $1,500.00 per state ("Additional Services"). In the event of Additional Services, it is understood that a particular state may, upon review, require further modifications or alterations, which may impact negatively on the ability to offer franchises in such state. This firm cannot and does not guarantee that the franchise offering will be granted registration, in any form, in any state.

Other services required incident to the Program (e.g., review of sales and marketing material, business opportunity laws, filings/exemptions) or general business matters not encompassed by the foregoing, will be billed at our current rate of $250.00 per hour ("Further Services").

3. Costs. In connection with the above representation, certain expenses may be required, incurred and/or advanced on behalf of the Program. These expenses may


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David Bawarsky, President
Quick Biz Media Centers
July 12, 2000
Page Two


include filing fees for state registrations (ranging from $400.00 to $750.00), recording costs and other filing fees. These expenses will be your responsibility. In the event unusually large costs or advances are anticipated, the firm reserves the right to require a cost advance prior to undertaking the expenditure of funds on behalf of the Program.

4. Payment of Fees and Costs. We have agreed to accept shares of freely trading Common Stock of Quick Biz Internet Group, Inc. (the "Shares"), in lieu of a cash payment only for our fee for Basic Services, premised on your representation of an imminent registration statement being filed with the Securities and Exchange Commission, under which said Shares will be registered at your sole cost and expense. The exact number of Shares to be received will be determined by the "ask" price of the Common Stock on the Electronic Bulletin Board (symbol QBIZ), as of the market close today.

Billing will be on a monthly basis for Further Services and costs and must be paid within ten (10) days from the date of the statement. If any such invoice is not paid within the time prescribed or any installment of the fee for Basic Services is not paid when due, interest thereon at the rate of twelve (12%) percent per annum, compounded annually, beginning thirty (30) days after invoice, will be due.

5. Non-Payment of Fees and Costs. Unless another agreement regarding payment of fees and costs is reached, non-payment of any fee installment or any invoice (which is in accordance with the terms of this letter) will constitute a default and the firm may, in its sole and absolute discretion (subject to court approval, if necessary) cease to provide further legal services; however, liability for the payment of any fees earned and any costs incurred to that time will continue. Furthermore, in the event the firm is ultimately required to bring suit to collect any unpaid fees and costs (a procedure which the firm is loathe to undertake), reasonable attorneys' fees, as well as legal interest on the amount of any fees or costs due will be recoverable. This firm has the right to retain any and all files, papers and other property coming into its possession in connection with this engagement, without any liability, until all costs, fees and interest due unde this agreement have been paid.

6. Commencement of Representation. If the foregoing is agreeable, please acknowledge the above by signing a copy of this letter and returning it to me. Upon receipt and receipt of certificates for the Shares, we will commence our services.

I look forward to working on this project. Should you have any questions, do not hesitate to call.

Sincerely,                                       AGREED AND ACCEPTED this 13th
                                                 day of July, 2000.

KENNETH F. DARROW, P.A.                          QUICK BIZ MEDIA CENTERS


By:/s/ Kenneth Darrow                            By:/s/ David Bawarsky
   --------------------------                       --------------------------
     Kenneth F. Darrow                              David Bawarsky, President

KFD/cm